EXHIBIT 10.89

                         ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 17, 1999, but effective as of 12:01 a.m., Central Standard Time, on January 1, 1999 (the "Effective Time"), by and among Sabacol, Inc., a Delaware corporation ("Sabacol"), Omimex Resources, Inc., a Delaware corporation ("ORI"), Omimex de Colombia, Ltd., a Delaware corporation ("ODC"), and Omimex International Corporation d/b/a Omimex Petroleum, Inc., a Colorado corporation ("OPI"). ORI, ODC and OPI are collectively referred to herein as the "Omimex Group".

     1. ORI wholly owns ODC and OPI. The members of the Omimex Group are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with the financing needed from time to time by each often being provided by another or by means of financing obtained by one affiliate with the support of others for their mutual benefit, the ability of each to obtain such financing being dependent on the successful operations of the others.

     2. ORI holds a certain promissory note dated June 5, 1998, in the principal amount of $4,190,000, made by Saba Petroleum Company, a Delaware corporation ("Saba"), and payable to the order of ORI (the "Note"). Sabacol owns certain property in Colombia, and OPI owns certain property in California.

     3. On December 11, 1998 (the "Petition Date"), Sabacol filed a petition seeking voluntary relief under Chapter 11, Title 11, United States Code in the United States Bankruptcy Court for the Central District of California, Northern Division (the "Bankruptcy Court"), under Case No. 98-15858 (the "Bankruptcy Case").

     4. The Omimex Group wishes to purchase, and Sabacol wishes to sell, such Colombia property in consideration for cancellation and full release of the Note, such California property and a certain amount of cash, on the terms and conditions set forth herein.

     For and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows.


                                 ARTICLE I


                             PURCHASE AND SALE


     1.1  Sabacol Assets

          1.1.1 Upon the terms and subject to the conditions of this Agreement and in partial consideration for the OPI Assets, at the Closing, effective as of the Effective Time, Sabacol will sell, convey, transfer, assign and deliver to ODC, and ODC will acquire and accept from Sabacol, all of Sabacol's right, title and interest in and to the following assets and properties (collectively, the "Sabacol Assets"), free and clear of any and all options, pledges, mortgages, security interests, liens, charges, adverse claims, rights, restrictions, burdens and encumbrances whatsoever (collectively and individually, "Encumbrances"), except as otherwise expressly provided herein:

               1.     All of the real property of Sabacol listed on Schedule
1.1.1.1 (the "Sabacol Real Property") including, without limitation, all fee estates, leasehold interests, buildings, improvements, rights-of-way, easements, rights, liberties, privileges, hereditaments and appurtenances thereto or located thereon; and

               2.     All of the personal property of Sabacol listed on
Schedule 1.1.1.2 (the "Sabacol Personal Property").

          1.1.2 The Sabacol Assets shall not include the following property (the "Sabacol Excluded Assets"):

               1. Any cash, cash equivalents, bank accounts, certificates of deposit and securities of Sabacol;

               2. Any intangible properties and rights of Sabacol, wherever located and whether or not described or referred to herein, including, without limitation, all know-how, trade secrets, technology, computer software, programs, tapes, discs and related data processing software, all patents and patent applications and rights and licenses thereunder, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights and copyright registrations and applications;

               3. Any rights under any retirement, profit sharing or other employee benefit plans of Sabacol and any and all of the assets or liabilities of such plans; and

               4. Any property or right, tangible or intangible, of Sabacol relating to or arising out of the operation of its business other than the Sabacol Assets, except for Sabacol's right to audit under the Sabacol Contracts for periods prior to the Effective Time.

          1.1.3 Payments Received. ODC shall be entitled to receive all revenue that accrues from the Sabacol Assets on or after the Effective Time (the "Sabacol Assets Revenue").

     1.2  OPI Assets

          1.2.1 Upon the terms and subject to the conditions of this Agreement and in partial consideration for the Sabacol Assets, at the Closing, effective as of the Effective Time, OPI will sell, convey, transfer, assign and deliver to Sabacol, and Sabacol will acquire and accept from OPI, all of OPI's right, title and interest in and to the following assets and properties (collectively, the "OPI Assets"), free and clear of any and all Encumbrances, except as otherwise expressly provided herein:

               1.     All of the real property of OPI listed on Schedule
1.2.1.1 (the "OPI Real Property") including, without limitation, all fee estates, leasehold interests, buildings, improvements, rights-of-way, easements, rights, liberties, privileges, hereditaments and appurtenances thereto or located thereon; and

               2.     All of the personal property of OPI listed on Schedule
1.2.1.2 (the "OPI Personal Property").

          1.2.2 The OPI Assets shall not include the following property (the "OPI Excluded Assets"):

               1. Any cash, cash equivalents, bank accounts, certificates of deposit and securities of OPI;

               2. Any intangible properties and rights of OPI, wherever located and whether or not described or referred to herein, including, without limitation, all know-how, trade secrets, technology, computer software, programs, tapes, discs and related data processing software, all patents and patent applications and rights and licenses thereunder, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights and copyright registrations and applications;

               3. Any rights under any retirement, profit sharing or other employee benefit plans of the Omimex Group and any and all of the assets or liabilities of such plans; and

               4. Any property or right, tangible or intangible, of OPI relating to or arising out of the operation of its business other than the OPI Assets, except for OPI's right to audit under the OPI Contracts for periods prior to the Effective Time.

          1.2.3 Payments Received. Sabacol shall be entitled to receive all revenue that accrues from the OPI Assets on or after the Effective Time (the "OPI Assets Revenue").

     1.3  Assumption of Liabilities.

          1.3.1 Assumed Sabacol Liabilities. ODC shall assume and be liable for all of Sabacol's obligations that arise under the contracts, leases, arrangements and commitments set forth on Schedule 1.3.1 from and after the Effective Time (collectively, the "Assumed Sabacol Liabilities"). If ODC makes an Assumption Election under Section 2.2.1, then ODC shall also assume the Assumed Tax Liability. No member of the Omimex Group shall assume or be liable for (i) any obligation to perform or any obligation or liability for default or nonperformance by Sabacol under the Assumed Sabacol Liabilities that arises prior to the Effective Time, (ii) any liability relating to the condition of the OPI Assets, except as otherwise provided herein or (iii) any other debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions, disabilities or duties of Sabacol, except the Assumed Tax Liability, if assumed under Section 2.2.1. Sabacol shall pay all amounts that first accrue under the Assumed Sabacol Liabilities on or after the Effective Time and before the Closing Date (the "Assumed Sabacol Liabilities Payments") from Sabacol's own funds or the Sabacol Assets Revenue, and ODC shall reimburse Sabacol for the Assumed Sabacol Liabilities Payments that Sabacol paid from its own funds. Sabacol shall maintain all invoices, receipts and other evidence of the Assumed Sabacol Liabilities Payments and the source of funds used for payment thereof.

          1.3.2 Assumed OPI Liabilities. Sabacol shall assume and be liable for all of OPI's obligations that arise under the contracts, leases, arrangements and commitments set forth on Schedule 1.3.2 from and after the Effective Time (collectively, the "Assumed OPI Liabilities"). Sabacol shall not assume or be liable for (i) any obligation to perform or any obligation or liability for default or nonperformance by OPI under the Assumed OPI Liabilities that arises prior to the Effective Time, (ii) any liability relating to the condition of the Sabacol Assets, except as otherwise provided herein or (iii) any other debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions, disabilities or duties of OPI. OPI shall pay all amounts that first accrue under the Assumed OPI Liabilities on or after the Effective Time and before the Closing Date (the "Assumed OPI Liabilities Payments") from OPI's own funds or the OPI Assets Revenue, and Sabacol shall reimburse OPI for the Assumed OPI Liabilities Payments that OPI paid from its own funds. OPI shall maintain all invoices, receipts and other evidence of the Assumed OPI Liabilities Payments and the source of funds used for payment thereof.


                                 ARTICLE II


                              PURCHASE PRICE


     2.1 Purchase Price. The purchase price for the Sabacol Assets (the "Purchase Price") shall be comprised of the items set forth below, subject to the Contingent Payment described in Section 2.6 below and adjustment under Sections 2.2.2 and 2.7. The Omimex Group shall pay the Purchase Price as follows:

          2.1.1 ORI shall cancel and fully release the Note, under which the parties stipulate that the sum of $4,151,287.67 of principal and $205,863.67 of interest is due and owing as of the December 31, 1998 (collectively, the "Note Amount");

          2.1.2  OPI shall transfer the OPI Assets to Sabacol;

          2.1.3 ODC shall assign to and fully release Sabacol from ODC's claims to the Sabacol Indebtedness. The "Sabacol Indebtedness" is an amount equal to:

               (i) the amount of debt that Sabacol owes to ODC as of December 31, 1998 under those certain Joint Operating Agreements between ODC and Sabacol (the "ODC Agreements"), which debt the parties estimate to be in the amount of $2,265,411; plus

               (ii) the fair market value of the oil in the production storage tanks located on the OPI Assets as of December 31, 1998 (the "OPI Oil"), which the parties estimate to be in the amount of $2,060.86; minus

               (iii) The amount of debt that OPI owes to Saba Petroleum, Inc. as of December 31, 1998 relating to expenses of the Richfield East Dome Unit (the "Redu Debt"), which debt the parties estimate to be in the amount of $246,839.87.

          2.1.4 ODC shall either (i) assume the Assumed Tax Liability (as defined in Section 2.2.1) or (ii) deposit cash into the Escrow Account (as defined in Section 2.2.3) in an amount equal to the Assumed Tax Liability.

          2.1.5 ODC shall deposit cash into the Escrow Account in an amount equal to the Positive Initial Settlement Amount (as defined in Section 2.2.2.3), if any.

     2.2  Election; Escrow Account

          2.2.1 Election. ODC may satisfy the Assumed Tax Liability by electing to either (i) assume the Assumed Tax Liability (the "Assumption Election") or (ii) deposit into the Escrow Account an amount equal to the Assumed Tax Liability (the "Cash Election"). The "Assumed Tax Liability" shall mean $2,322,765, the amount of the tax liability, including penalties and interest, of Sabacol to the Direccion de Impuestos y Aduanas Racionales and/or any entity that collects or holds funds on the behalf thereof (collectively, "DIAN") that has accrued through December 31, 1998. ODC shall notify Sabacol in writing of ODC's election with regard to the Assumed Tax Liability within fifteen (15) business days after the date hereof. If ODC has not made such election by such time, ODC shall waive the right to make a Cash Election and shall assume the Assumed Tax Liability at the Closing. The parties acknowledge and agree that no member of the Omimex Group shall have any liability for (i) any taxes, including penalties and interest, of Sabacol to any taxing authority in Colombia in excess of the Assumed Tax Liability, whether incurred or accruing before, on or after the Effective Time, or (ii) any penalties or interest incurred or accruing on the Assumed Tax Liability on or after the Effective Time (collectively, the "Unassumed Tax Liability").
The aggregate amount of the Unassumed Tax Liability that Sabacol knows or reasonably knows has accrued as of the date hereof and the Closing Date is set forth on Schedule 2.2.1. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Randeep Grewal, on behalf of Sabacol, and Naresh Vashisht, on behalf of the Omimex Group, intend to negotiate a settlement of the Assumed Tax Liability and Unassumed Tax Liability with DIAN. The parties agree that Sabacol shall receive all benefits of any reduction in the amount of the Assumed Tax Liability and the Unassumed Tax Liability that results from such a settlement. If, for example, DIAN agrees to settle the Assumed Tax Liability for less than $2,322,765, then (i) the amount of the Assumed Tax Liability shall be reduced to such lower settlement amount and
(ii) Sabacol shall receive an adjustment in its favor under Section 2.2.2.1 in an amount equal to the difference between $2,322,765 and the amount of such settlement amount.

          2.2.2 Initial Settlement Amount. No less than two (2) days prior to the Closing Date, Sabacol and the Omimex Group shall jointly and fully cooperate with each other to prepare an initial statement (the "Initial Settlement Statement"), which shall calculate the initial adjustment to the Purchase Price in accordance with this Section 2.2.2 (the "Initial Settlement Amount").

               1. Sabacol Adjustments. The Initial Settlement Statement shall incorporate the following adjustments in favor of Sabacol (the "Initial Sabacol Adjustments"):

                    a. An amount equal to the difference between (i) $9,000,000 and (ii) the sum of the Note Amount, the Sabacol Indebtedness and the Assumed Tax Liability, if such difference results in a positive number;

                    b. Any amount of the OPI Assets Revenue that OPI has received and not used to pay any Assumed OPI Liabilities Payments;

                    c. Any amount of the Assumed Sabacol Liabilities Payments that Sabacol paid from its own funds;

                    d. An amount equal to all capital costs, expenses and any taxes that Sabacol pays, and that are, in accordance with generally accepted accounting principles ("GAAP"), attributable to the Sabacol Assets from and after the Effective Time, including, without limitation:

                 1)     royalties, rentals or other similar charges;

                         2)     expenses paid on behalf of ODC under
applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements; and

                         3)     ad valorem, property and other taxes and
assessments (but not including income taxes) based upon or measured by the ownership of the Sabacol Assets or the production of hydrocarbons or the receipt of proceeds therefrom;

                    e. The fair market value of the merchantable oil in the production storage tanks located on the Sabacol Real Property as of December 31, 1998;

                    f.     The fair market value of Sabacol's inventory which
(i) was purchased (except from Texaco) and (ii) remained unused in the warehouses located on the Sabacol Assets as of December 31, 1998;

                    g. The amount by which the debt that Sabacol owes to ODC as of December 31, 1998 under the ODC Agreements is less than $2,265,411;

                    h. The amount by which the fair market value of the OPI Oil is less than $2,060.86;

                    i. The amount by which the Redu Debt as of December 31, 1998 exceeds $246,839.87; and

                    j. Any other amount that any member of the Omimex Group owes to Sabacol that is not otherwise covered hereunder.

               2. Omimex Group Adjustments. The Initial Settlement Statement shall incorporate the following adjustments in favor of the Omimex Group (the "Initial Omimex Adjustments"):

                    a. An amount equal to the difference between (i) $9,000,000 and (ii) the sum of the Note Amount, the Sabacol Indebtedness and the Assumed Tax Liability, if such difference results in a negative number;

                    b. Any amount of the Sabacol Assets Revenue that Sabacol has received and not used to pay any Assumed Sabacol Liabilities Payments;

                    c. Any amount of the Assumed OPI Liabilities Payments that OPI paid from its own funds;

                    d. An amount equal to all capital costs, expenses and any taxes that any member of the Omimex Group pays, and that are, in accordance with GAAP, attributable to the OPI Assets from and after the Effective Time, including, without limitation:

                 1)     royalties, rentals or other similar charges;

                         2)     expenses paid on behalf of Sabacol under
applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements; and

                         3)     ad valorem, property and other taxes and
assessments (but not including income taxes) based upon or measured by the ownership of the OPI Assets or the production of hydrocarbons or the receipt of proceeds therefrom;

                    e. The amount by which the debt that Sabacol owes to ODC as of December 31, 1998 under the ODC Agreements exceeds $2,265,411;

                    f. The amount by which the fair market value of the OPI Oil exceeds $2,060.86;

                    g. The amount by which the Redu Debt as of December 31, 1998 is less than $246,839.87; and

                    h. Any other amount that Sabacol owes to any member of the Omimex Group that is not otherwise covered hereunder.

               3. The parties shall calculate the Initial Settlement Amount by subtracting the total amount of the Initial Omimex Adjustments from the total amount of the Initial Sabacol Adjustments. If the difference between such amounts is positive (i.e., the amount of the Initial Sabacol Adjustment exceeds the amount of the Initial Omimex Adjustment), such difference is the "Positive Initial Settlement Amount". If the difference between such amounts is negative (i.e., the amount of the Initial Omimex Adjustment exceeds the amount of the Initial Sabacol Adjustment), such difference is the "Negative Initial Settlement Amount". If the initial adjustment to the Purchase Price results in a Positive Initial Settlement Amount, then ODC shall deposit cash into the Escrow Account in an amount equal to the Positive Initial Settlement Amount. If the initial adjustment to the Purchase Price results in a Negative Initial Settlement Amount, then Sabacol shall pay to ODC at the Closing cash in an amount equal to the Negative Initial Settlement Amount.

          2.2.3 Escrow Account. At the Closing, each of the parties specified below shall place cash in the designated amounts in an escrow account (the "Escrow Account") with Bank One, Texas, National Association (the "Escrow Agent"), who shall hold and deliver such amounts in accordance with the terms and conditions of the Escrow Agreement substantially in the form of Exhibit A attached hereto (the "Escrow Agreement"), including fully satisfying the Assumed Tax Liability, the Unassumed Tax Liability and the Schedule 3.17
Debt:

               1. If ODC makes a Cash Election, ODC shall deposit cash in an amount equal to the Assumed Tax Liability into the Escrow Account;

               2. If the initial adjustment to the Purchase Price results in a Positive Initial Settlement Amount, then ODC shall deposit cash in an amount equal to the Positive Initial Settlement Amount into the Escrow Account; and

               3. Sabacol shall deposit cash into the Escrow Account in an amount equal to the sum of (i) of the Unassumed Tax Liability and (ii) the amount necessary to fully pay and discharge the Schedule 3.17 Debt, less the Positive Initial Settlement Amount, if any. The Escrow Agent shall hold the amounts of the (i) Assumed Tax Liability, if any, and the Unassumed Tax Liability in one escrow account and (ii) the Schedule 3.17 Debt in a second escrow account, all in accordance with the terms of the Escrow Agreement. All references in this Agreement to "Escrow Account" shall mean the "Tax Escrow Account or the Schedule 3.17 Debt Escrow Account, as appropriate and as defined in the Escrow Agreement. ODC and Sabacol shall share equally the cost of the Escrow Account. No claim of any creditor of Sabacol or ODC shall be maintained against the sums held in the Escrow Account. ODC, Sabacol and the Escrow Agent shall execute and deliver the Escrow Agreement at the Closing.

     2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Sabacol Assets as set forth on Schedule 2.3. Each of parties agrees to provide each of the other parties with all documents, analysis, schedules and other information reasonably requested in order for the parties to prepare a complete and accurate allocation of the aggregate Purchase Price to be paid for the Sabacol Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, each of the parties hereby undertakes and agrees to file timely any information that may be required to be filed pursuant to the Treasury regulations promulgated under
Section 1060(b) of the Code. No party hereto shall file any tax return or other document or otherwise take any position which is inconsistent with the allocations provided on Schedule 2.3.

     2.4 Initial Reference Value. Attached hereto as Schedule 2.4 is a true, correct and complete copy of that certain reserve report of certain (i) Sabacol Assets, which was prepared by Netherland Sewell and Associates, Inc. ("NSAI"), dated as of January 12, 1999 and effective as of January 1, 1999 and
(ii) OPI Assets, which was NSAI, dated as of February 10, 1999 and effective as of January 1, 1999 (collectively, the "Report"). The Report (i) was prepared in accordance with standards adopted by the Society of Petroleum Engineers, to establish an Initial Reference Value ("IRV") for such properties and (ii) utilizes the following assumptions:

          1. Reserve volumes will be projected based on NSAI's analysis of recent production histories, plans for future operations (including development schedules) and other relevant factors;

          2. Operating expenses, including direct charges, COPAS, production taxes, ad valorem taxes and other recurring costs will be projected based on current estimates for 1999 and will be held constant throughout the life of the properties;

          3. Capital expenditures will be projected based on current estimates of the dollars and timing involved to convert properties to a producing status;

          4. For purposes of this section only, (i) the value of the Sabacol Assets will be determined by using $10 per barrel oil price at the well head in Colombia (a reserve projection using this oil price and projected production is attached as Schedule 2.4.1) and (ii) the value of the OPI Assets will be determined by using $10.75 per barrel oil price and the average gas price received by OPI in December 1998 (a reserve projection using these oil and gas prices and projected production is attached as Schedule 2.4.2);

          5. Economic projections of future performance will be summarized by category into proved producing ("PDP"), proved nonproducing ("PDNP") and proved undeveloped ("PUD") categories, according to SPE standards; and

          6. The IRV will be calculated by applying a 15% discount rate to the future income streams projected in the reserve report and by applying an additional factor of 75%, 50% and 25% to PDP, PDNP and PUD reserves, respectively. The "Net IRV" will be calculated as the difference between the IRV of the Sabacol Assets and the IRV of the OPI Assets.

     2.5 Final Reference Value. Sabacol and the Omimex Group will cause NSAI to prepare a revised reserve report (the "Revised Report") to establish a Final Reserve Value ("FRV"). The Revised Report will be completed by January 31, 2000. The FRV will be calculated using the Report, except that the effective date of the Revised Report will be January 1, 2000 and the prices to be used will be the average of the wellhead prices received for production
during the period October 1, 1999   December 31, 1999 for the respective
properties. The Net FRV will be calculated as the difference between the FRV of the Sabacol Assets and the FRV of the OPI Assets. The parties shall share equally the cost and expense of preparing the Report and the Revised Report.

     2.6 Contingent Payment.If the Net FRV is greater than the Net IRV, Sabacol will be entitled to additional consideration. If the difference between the Net FRV and the Net IRV is $5,000,000 or less, then ODC, at its option, will be entitled to pay such amount to Sabacol either in cash or by reassigning the Velasquez-Galan pipeline and pipeline-related interests formerly owned by Sabacol (the "Pipeline Interest") to Sabacol. Such payment or reassignment would be made on or before March 31, 2000 and, if reassigned, the reassignment would be effective April 1, 2000. If the difference between the Net FRV and the Net IRV is greater than $5,000,000, then Sabacol will have the option to repurchase the Sabacol Assets by (i) paying ODC $12,000,000 plus
(a) an amount equal to the capital investments on the Sabacol Assets by ODC, minus (b) an amount equal to the capital investments on the OPI Assets by Sabacol, and (ii) reassigning the OPI Assets to OPI. If Sabacol exercises this option, it will give written notice to the Omimex Group by May 31, 2000 of its intent to exercise this option and will close the transaction contemplated by the option exercise by June 15, 2000, effective as of April 1, 2000. If the option is not exercised or, if the option is exercised and the transactions contemplated by the option exercise are not closed by June 15, 2000, then ODC will have fifteen (15) days to either (i) pay Sabacol $5,000,000 in cash or (ii) reassign the Pipeline Interest to Sabacol. ODC shall operate the Sabacol Assets in the ordinary course of business, and shall not dispose of the Sabacol Assets, until June 15, 2000. Any assets reassigned hereunder to a party under this Section shall be free of all liens and encumbrances at the time of reassignment.

     2.7  Adjustments.

          2.7.1 Final Adjustments Statement. On or before ninety (90) days after Closing (the "Final Settlement Date"), Sabacol and the Omimex Group shall jointly prepare a final statement (the "Final Settlement Statement"), which shall calculate the final adjustment to the Purchase Price in accordance with this Section 2.7 (the "Final Settlement Amount").

               1. Sabacol Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of Sabacol (the "Final Sabacol Adjustments"):

                    a. Any amount of the OPI Assets Revenue that OPI has received, not used to pay any Assumed OPI Liabilities Payments and that was not included in determining the Initial Settlement Amount;

                    b. Any amount of the Assumed Sabacol Liabilities Payments that Sabacol paid from its own funds and that was not included in determining the Initial Settlement Amount;

                    c. An amount equal to all capital costs, expenses and any taxes that (i) Sabacol pays, and that are, in accordance with GAAP, attributable to the Sabacol Assets from and after the Effective Time and (ii) are not included in determining the Initial Settlement Amount, including, without limitation:

                         1)     royalties, rentals or other similar charges;

                         2)     expenses paid on behalf of ODC under
applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements; and

                         3)     ad valorem, property and other taxes and
assessments (but not including income taxes) based upon or measured by the ownership of the Sabacol Assets or the production of hydrocarbons or the receipt of proceeds therefrom;

                    d. The fair market value of the merchantable oil in the production storage tanks which (i) was located on the Sabacol Real Property as of December 31, 1998 and (ii) was not included in determining the Initial Settlement Amount;

                    e.     The fair market value of Sabacol's inventory which
(i) was purchased (except from Texaco), (ii) remained unused in the warehouses located on the Sabacol Assets as of December 31, 1998 and (iii) was not included in determining the Initial Settlement Amount;

                    f. The amount by which the debt that Sabacol owes to ODC as of December 31, 1998 under the ODC Agreements (i) is less than $2,265,411 and (ii) was not included in determining the Initial Settlement Amount;

                    g. The amount by which the fair market value of the OPI Oil (i) is less than $2,060.86 and (ii) was not included in determining the Initial Settlement Amount;

                    h. The amount by which the Redu Debt as of December 31, 1998 (i) exceeds $246,839.87 and (ii) was not included in determining the Initial Settlement Amount; and

                    i. Any other amount that any member of the Omimex Group owes to Sabacol that is not otherwise covered hereunder and that was not included in determing the Initial Settlement Amount.

               2. Omimex Group Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of the Omimex Group (the "Final Omimex Adjustments"):

                    a.     Any amount of the Unassumed Tax Liability and the
Schedule 3.17 Debt that was not satisfied at the Closing, which amount the Omimex Group shall promptly pay to DIAN and other appropriate creditors;

                    b. Any amount of the Sabacol Assets Revenue that Sabacol has received, not used to pay any Assumed Sabacol Liabilities Payments and that was not included in determining the Initial Settlement Amount;

                    c. Any amount of the Assumed OPI Liabilities Payments that OPI paid from its own funds and that was not included in determining the Initial Settlement Amount;

                    d. An amount equal to all capital costs, expenses and any taxes that (i) any member of the Omimex Group pays, and that are, in accordance with GAAP, attributable to the OPI Assets from and after the Effective Time and (ii) are not included in determining the Initial Settlement Amount, including, without limitation:

                         1)     royalties, rentals or other similar charges;

                         2)     expenses paid on behalf of Sabacol under
applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements; and

                         3)     ad valorem, property and other taxes and
assessments (but not including income taxes) based upon or measured by the ownership of the OPI Assets or the production of hydrocarbons or the receipt of proceeds therefrom;

                    e. The amount by which the debt that Sabacol owes to ODC as of December 31, 1998 under the ODC Agreements (i) exceeds $2,265,411 and (ii) was not included in determining the Initial Settlement Amount;

                    f. The amount by which the fair market value of the OPI Oil (i) exceeds $2,060.86 and (ii) was not included in determining the Initial Settlement Amount;

                    g. The amount by which the Redu Debt as of December 31, 1998 (i) is less than $246,839.87 and (ii) was not included in determining the Initial Settlement Amount; and

                    h. Any other amount that Sabacol owes to any member of the Omimex Group that is not otherwise covered hereunder and that was not included in determining the Initial Settlement Amount.

               3. The parties shall calculate the Final Settlement Amount by subtracting the total amount of the Final Omimex Adjustments from the total amount of the Final Sabacol Adjustments. If the difference between such amount is positive, such difference is the "Positive Final Settlement Amount". If the difference between such amounts is negative, such difference is the "Negative Final Settlement Amount."

               4. If the parties are unable to agree on the preparation of the Final Settlement Statement or either party objects to the Final Settlement Statement with ten (10) days after the Final Settlement Date, then either party shall have the right thereafter to submit the matter to the dispute resolution procedure set forth in Schedule 2.7 (the "Dispute Resolution Procedure") for determination of the Final Settlement Amount.

               5. The Omimex Group shall pay the amount of the Positive Final Settlement Amount, if any, to Sabacol, and Sabacol shall pay the amount of the Negative Final Settlement Amount, if any, to the Omimex Group, on or before the later of (i) thirty-five (35) days after the Final Settlement Date or (ii) ten (10) days from the determination of the Final Settlement Amount under the Dispute Resolution Procedure. Interest shall accrue on any unpaid amount of the Final Settlement Amount at the rate of ten percent (10%) per annum from the date the specific amount begins to accrue.

     2.8  Belridge Property.   Within fifteen (15) days after the date hereof,
Sabacol shall cause Dames & Moore, a professional limited partnership, to conduct a Phase I investigation of the property described on Schedule 2.8 hereof (the "Belridge Property") and to prepare and deliver to the parties a Phase I report thereof (the "Phase I Report"). Sabacol and OPI shall share equally the costs and expenses of preparing the Phase I Report. OPI agrees to pay fifty percent (50%) of the cost of any mandatory remediation of the Belridge Property required under applicable law and identified in the Phase I Report (the "Mandatory Remediation"), provided that (i) any Mandatory Remediation is performed and completed within one (1) year after the Closing Date and (ii) the Omimex Group, as a whole, shall not be responsible to pay more than $100,000 in the aggregate for any Mandatory Remediation. If the estimated cost of all of the Mandatory Remediation specified in the Phase I Report exceeds $200,000, Sabacol may elect to cause OPI to retain title to the Belridge Property and pay Sabacol the value of the Belridge Property as set forth on Schedule 2.3 in twelve (12) equal monthly installments, the first installment being due and payable on the Closing Date and subsequent installments being due and payable each month thereafter on the calendar day of the Closing Date until such value is paid in full. If Sabacol fails to notify OPI of such election in writing within five (5) business days of Sabacol's receipt of the Phase I Report, Sabacol shall waive and forfeit the right to make such election and shall retain the Belridge Property.


                                 ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF SABACOL


     Sabacol represents and warrants to the Omimex Group as follows:

     3.1 Due Organization and Qualification. Sabacol is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted. Sabacol is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), results of operations or prospects of Sabacol or the Sabacol Assets (a "Sabacol Material Adverse Effect").

     3.2 Title. Sabacol has, and upon conveyance of the Sabacol Assets to ODC by Sabacol at the Closing, ODC will acquire and hold, good and marketable title to all of the Sabacol Assets, free and clear of any and all Encumbrances, except as set forth on Schedule 3.2.

     3.3 Compliance with Laws. To the best of its knowledge, Sabacol has complied with all laws, regulations, licensing requirements and orders applicable to the Sabacol Assets, its business and personnel, except as set forth in Schedule 3.3.

     3.4 Contracts. Set forth on Schedule 3.4 is a true, correct and complete list of all contracts, leases, arrangements and commitments (whether oral or written) (copies of which, to the extent written, have been provided to ODC) by which any of the Sabacol Assets are directly affected or are bound, except those to which ODC is a party (collectively, the "Sabacol Contracts").

     3.5 Contract Defaults. Neither Sabacol nor, to the best of Sabacol's knowledge, any other party is in default in any material respect under any Sabacol Contracts, and such Sabacol Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and, except to the extent reflected in Schedule 3.5, have not been amended; and no defenses, offsets or counterclaims thereto have been asserted or to the best knowledge of Sabacol, may be made which could have a Sabacol Material Adverse Effect, by any party thereto other than Sabacol nor has Sabacol waived any substantial rights thereunder.

     3.6 Litigation. Except for the Bankruptcy Case, Schedule 3.6 sets forth a true, correct and complete list of all actions, suits, proceedings, investigations or grievances pending against Sabacol or, to the best knowledge of Sabacol, threatened against Sabacol or the Sabacol Assets, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, the "Agencies"). Except for the Bankruptcy Case, none of the actions, suits, proceedings or investigations listed on
Schedule 3.6 either (i) has or would have, if adversely determined, a Sabacol Material Adverse Effect or (ii) affects or would affect, if adversely determined, the right of ability of Sabacol to carry on its business substantially as now conducted. Except for the Bankruptcy Case, Sabacol is not subject to, or in default under, any continuing court or Agency order, writ, injunction or decree, which could have a Sabacol Material Adverse Effect.

     3.7 Corporate Power and Authority. The execution, delivery and performance of this Agreement by Sabacol, and all other agreements by and among the parties related herewith, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Sabacol to consummate the transactions contemplated hereby and thereby. No approval by the stockholders of Saba is required for the execution, delivery or performance of this Agreement by Sabacol. This Agreement constitutes, and all other agreements by and among the parties related herewith, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Sabacol, enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (collectively, the "Equitable Exceptions"). Sabacol has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties related herewith, and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties related herewith, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Certificate of Incorporation or the Bylaws of Sabacol, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Sabacol Assets under, or create any rights of termination, cancellation or acceleration in any person under, any Sabacol Contract, or violate any order, writ, injunction or decree, to which Sabacol is a party, by which any of the Sabacol Assets, may be bound or affected or under which any of the Sabacol Assets receive benefits, (c) result in the loss or adverse modification of any Sabacol material permits, licenses or concessions or (d) result in the violation of any provisions of law applicable to Sabacol, the violation of which could have a Sabacol Material Adverse Effect.

     3.8 Consents. Except as set forth on Schedule 3.8, no consent, approval, notice to, registration or filing with, authorization or order of, any court or other Agency or any other person or under any Sabacol Contract is required in order to permit Sabacol to consummate the transactions contemplated by this Agreement.

     3.9 Insurance. Sabacol is adequately insured with responsible insurers in respect of its properties against business risks normally insured against by companies in similar lines of business. Set forth on Schedule 3.9 attached hereto is an accurate list description of all policies and contracts of fire, casualty, liability and other forms of insurance and all fidelity bonds held by Sabacol (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration dates). All such policies are in full force and effect and shall remain in full force and effect through the Closing Date and are adequate for the business of Sabacol. Except as disclosed on Schedule 3.9, no pending claims made by or on behalf of Sabacol under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies and contracts have been timely paid.

     3.10 Taxes. To the best of Sabacol's knowledge and except as set forth in Schedule 3.3, Sabacol has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns, domestic or foreign, that are required to be filed by it, the absence of which has a Sabacol Material Adverse Effect, and all such returns are true, correct and complete in all respects. Except as set forth in Schedule 3.3, Sabacol has paid all taxes which have become due or have been assessed against it or the Sabacol Assets and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owing. Except as set forth in Schedule 3.3, all tax liabilities to which the properties of Sabacol may have been subjected have been discharged except for taxes assessed but not yet payable. Except as set forth in Schedule 3.3, there are no tax claims presently being asserted against Sabacol or the Sabacol Assets and Sabacol knows of no basis for any such claim. Sabacol has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby. Schedule 2.2.1 accurately reflects the Unassumed Tax Liability that Sabacol knows or reasonably knows has accrued as of the date hereof and the Closing Date.

     3.11 Environmental Laws and Regulations. The Sabacol Assets shall be delivered AS IS WHERE IS without any representation or warranty as to environmental condition.

     3.12 Absence of Certain Changes or Events. Since the Petition Date, Sabacol has not (i) suffered any extraordinary losses or waived any rights of substantial value or (ii) suffered any event or circumstance that could have a Sabacol Material Adverse Effect.

     3.13 True, Correct and Complete Information. To the best of Sabacol's knowledge, all written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statement and other writings furnished to the Omimex Group pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects. No representation or warranty by Sabacol contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by Sabacol to the Omimex Group in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to Sabacol that has specific application to the Sabacol Assets (other than general economic or industry conditions) and that could have a Sabacol Material Adverse Effect that has not been set forth in this Agreement or any schedule hereto. Sabacol has not entered into any letter of intent, preliminary agreement or other contract with any other party that would be inconsistent with the terms of this Agreement.

     3.14 Availability of Documents. Sabacol has made available for inspection by the Omimex Group at the offices of Sabacol true, correct and complete copies of Sabacol's Certificate of Incorporation and Bylaws and all Sabacol Contracts and documents referred to herein or in any Schedule referred to herein, in each case, together with all amendments and supplements thereto.

     3.15 Broker's and Finder's Fees. Sabacol has not made any agreement with any person or entity, or taken any action which would cause any person or entity, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

     3.16 Solvency. On the Closing Date, the consummation of the sale of the Sabacol Assets pursuant to the provisions of this Agreement will not render Sabacol without sufficient assets to pay any and all liabilities and will not adversely affect Sabacol's ability to pay debts as they become due and owning. Immediately after the transfers contemplated by this Agreement, Sabacol will have the ability to pay both its past due debts and its current debts as they become due and owing. Further, the transfers contemplated by this Agreement will not render the value of Sabacol's combined assets less than the value of Sabacol's liabilities.

     3.17 Debts.Schedule 3.17 accurately reflects all debts and liabilities that (i) Sabacol has incurred in the ordinary course of its business and are outstanding, (ii) individually, exceed $1,000 and (iii) arose (a) prior to the Effective Time (except the Assumed Tax Liability, the Unassumed Tax Liability and the Sabacol Indebtedness) or (b) on and after the Effective Time through the Closing Date (except the Assumed Sabacol Liabilities) (collectively, the "Schedule 3.17 Debt"). The Schedule 3.17 Debt shall (i) include, without limitation, the amount of such debts, the persons or entities to whom these debts are owed and the nature of these debts and (ii) not include the Assumed Tax Liability, the Unassumed Tax Liability, the Sabacol Indebtedness and legal and other professional fees and expenses that Sabacol incurs (a) in connection with the Bankruptcy Case or (b) in the negotiation, execution and performance of this Agreement.

     3.18 Condition of OPI Assets. SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS HEREIN PROVIDED, SABACOL ACCEPTS THE OPI ASSETS AND SABACOL INDEBTEDNESS AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND WITHOUT ANY REPRESENATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, AS TO VALUE, QUALILTY, MERCHANTABILITY, OR THEIR SUITABILITY OR FITNESS FOR SABACOL'S INTENDED USE OR FOR ANY USES OR PURPOSES WHATSOEVER, OR THAT SAID INTERESTS HAVE BEEN RENDERED FREE OF ANY DEFECTS, HAZARDS OR DANGEROUS CONDITIONS.

     3.19 Actual Knowledge. The parties acknowledge that the ODC has been the operator of the Sabacol Assets. For purposes of this Article III, "knowledge" shall be defined as the actual knowledge of Sabacol.


                                 ARTICLE IV


             REPRESENTATIONS AND WARRANTIES OF THE OMIMEX GROUP


     Each member of the Omimex Group, jointly and severally, represents and warrants to Sabacol as follows:

     4.1 Due Organization and Qualification. Each of the Omimex Group is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted. Each of the Omimex Group is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), results of operations or prospects of OPI or the OPI Assets (an "OPI Material Adverse Effect") or any other member of Omimex Group or its assets.

     4.2 Title. OPI has, and upon conveyance of the OPI Assets to Sabacol by OPI at the Closing, Sabacol will acquire and hold, good and marketable title to all of the OPI Assets, free and clear of any and all Encumbrances, except as set forth on Schedule 4.2.

     4.3 Compliance with Laws. To the best of its knowledge, each of the Omimex Group has complied with all laws, regulations, licensing requirements and orders applicable to its business or personnel, except as set forth in
Schedule 4.3.

     4.4 Contracts. Set forth on Schedule 4.4 is a true, correct and complete list of all contracts, leases, arrangements and commitments (whether oral or written) (copies of which, to the extent written, have been provided to Sabacol) by which any of the OPI Assets are directly affected or are bound, except those to which Sabacol is a party (the "OPI Contracts").

     4.5 Contract Defaults. Neither any member of the Omimex Group nor, to the best of the Omimex Group's knowledge, any other party is in default in any material respect under any OPI Contract, and such OPI Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and, except to the extent reflected in Schedule 4.5, have not been amended; and no defenses, offsets or counterclaims thereto have been asserted or to the best knowledge of OPI, may be made which could have an OPI Material Adverse Effect, by any party thereto other than OPI nor has OPI waived any substantial rights thereunder.

     4.6 Litigation. Set forth on Schedule 4.6 is a true, correct and complete list of all actions, suits, proceedings, investigations or grievances pending against each of the Omimex Group or, to the best knowledge of each of the Omimex Group, threatened against the Omimex Group or the OPI Assets, at law or in equity or before or by any Agency. None of the actions, suits, proceedings or investigations listed on Schedule 4.6 either (i) has or would have, if adversely determined, an OPI Material Adverse Effect or (ii) affects or would affect, if adversely determined, the right or ability of each of the Omimex Group to carry on its business substantially as now conducted. No member of the Omimex Group is subject to, or in default under, any continuing court or Agency order, writ, injunction or decree, which could have an OPI Material Adverse Effect.

     4.7 Corporate Power and Authority. The execution, delivery and performance of this Agreement by each of the Omimex Group, and all other agreements by and among the parties related herewith, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit each of the Omimex Group to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties related herewith, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of each of the Omimex Group, enforceable in accordance with their terms, except for the Equitable Exceptions. Each member of the Omimex Group has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties related herewith, and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties related herewith, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Certificate of Incorporation or the Bylaws of each of the Omimex Group, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the OPI Assets under, or create any rights of termination, cancellation or acceleration in any person under, any OPI Contract, or violate any order, writ, injunction or decree, to which each of the Omimex Group is a party, by which any of the OPI Assets, business or operations of each of the Omimex Group may be bound or affected or under which any of the OPI Assets receive benefits, (c) result in the loss or adverse modification of any OPI material permits, licenses or concessions or (d) result in the violation of any provisions of law applicable to OPI, the violation of which could have an OPI Material Adverse Effect on any of the Omimex Group.

     4.8 Consents. Except as set forth on Schedule 4.8, no consent, approval, notice to, registration or filing with, authorization or order of, any court or other Agency or any other person or under any OPI Contract is required in order to permit each of the Omimex Group to consummate the transactions contemplated by this Agreement.

     4.9 Insurance. OPI is adequately insured with responsible insurers in respect of its properties against business risks normally insured against by companies in similar lines of business. Set forth on Schedule 4.9 attached hereto is an accurate list description of all policies and contracts of fire, casualty, liability and other forms of insurance and all fidelity bonds held by OPI (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration dates). All such policies are in full force and effect and shall remain in full force and effect through the Closing Date and are adequate for the business of OPI. Except as disclosed on Schedule 4.9, no pending claims made by or on behalf of OPI under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies and contracts have been timely paid.

     4.10 Taxes. To the best of the knowledge of each of the Omimex Group, each of the Omimex Group has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns that are required to be filed by it, the absence of which has an OPI Material Adverse Effect, and all such returns are true, correct and complete in all respects. Each of the Omimex Group has paid all taxes which have become due or have been assessed against it or the OPI Assets and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owing. All tax liabilities to which the properties of each of the Omimex Group may have been subjected have been discharged except for taxes assessed but not yet payable. There are no tax claims presently being asserted against each of the Omimex Group or the OPI Assets and each of the Omimex Group knows of no basis for any such claim. No member of the Omimex Group has granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby.

     4.11 Environmental Laws and Regulations. The OPI Assets shall be delivered AS IS WHERE IS without any representation or warranty as to environmental condition, except with respect to the Belridge Property as set forth in Section 4.19.

     4.12 Absence of Certain Changes or Events. Since December 31, 1998, OPI has not (i) suffered any extraordinary losses or waived any rights of substantial value or (ii) suffered any event or circumstance that could have an OPI Material Adverse Effect.

     4.13 True, Correct and Complete Information. To the best knowledge of each of the Omimex Group, all written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statement and other writings furnished to Sabacol pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects. No representation or warranty by any of the Omimex Group contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by any of the Omimex Group to Sabacol in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to any of the Omimex Group that has specific application to the OPI Assets (other than general economic or industry conditions) and that could have an OPI Material Adverse Effect that has not been set forth in this Agreement or any schedule hereto. Each of the Omimex Group has not entered into any letter of intent, preliminary agreement or other contract with any other party that would be inconsistent with the terms of this Agreement.

     4.14 Availability of Documents. Each of the Omimex Group has made available for inspection by Sabacol at the offices of ORI true, correct and complete copies of OPI's Certificate of Incorporation and Bylaws and all OPI Contracts and documents referred to herein or in any Schedule referred to herein, in each case, together with all amendments and supplements thereto.

     4.15 Broker's and Finder's Fees. No member of the Omimex Group has made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

     4.16 Solvency. On the Closing Date, the consummation of the sale of the OPI Assets pursuant to the provisions of this Agreement will not render any member of the Omimex Group without sufficient assets to pay any and all of its liabilities and will not adversely affect its ability to pay debts as they become due and owning. Immediately after the transfers contemplated by this Agreement, each of the Omimex Group will have the ability to pay both its past due debts and its current debts as they become due and owing. Further, the transfers contemplated by this Agreement will not render the value of combined assets of each of the Omimex Group less than the value of its liabilities.

     4.17 Condition of Sabacol Assets. SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS HEREIN PROVIDED, ODC ACCEPTS THE SABACOL ASSETS AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND WITHOUT ANY REPRESENATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, AS TO VALUE, QUALILTY, MERCHANTABILITY, OR THEIR SUITABILITY OR FITNESS FOR ODC'S INTENDED USE OR FOR ANY USES OR PURPOSES WHATSOEVER, OR THAT SAID INTERESTS HAVE BEEN RENDERED FREE OF ANY DEFECTS, HAZARDS OR DANGEROUS CONDITIONS.

     4.18 Actual Knowledge. The parties acknowledge that the Saba Petroleum, Inc. has been the operator of the OPI Assets, except for the Belridge Property. For purposes of this Article IV, "knowledge" shall be defined as the actual knowledge of the Omimex Group.


     4.19 Additional Representations and Warranties with respect to the Belridge Property. To the best of OPI's knowledge:

          (a) All royalties, rentals and other payments due by OPI under the OPI Contracts relating to the Belridge Property have been properly and timely paid, and all conditions necessary to keep such OPI Contracts in force have been fully performed by OPI.

          (b) OPI is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Belridge Property at some future time without then or thereafter receiving fully payment therefor.

          (c) Except for the OPI Contracts under which the OPI is presently selling production, no hydrocarbons produced from the Belridge Property are subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Belridge Property or to the production therefrom.

          (d) All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Belridge Property that have become due and payable by OPI have been properly and timely paid.

          (e) OPI is currently receiving from all purchasers of production from the Belridge Property at least the net revenue interests set forth on
Schedule 1.2.1.1 without suspense or any indemnity other than standard division order warranties.

          (f) OPI is in material compliance with all laws, ordinances, rules, regulations and orders applicable to the Belridge Property, including, without limitation, environmental laws, except to the extent of any non-compliance that is not reasonably expected to result in an OPI Material Adverse Effect.

          (g) No portion of the Belridge Property is either overproduced or underproduced in natural gas under any gas balancing agreement or gas storage agreement or in regard to any well, pooling unit or unitilized area without such agreement.

          (h) No portion of the Belridge property is subject to a consent to assignment or preferential right to purchase, except as to Saba Petroleum, Inc. pursuant to that certain Operating Agreement dated November 1, 1993 between OPI and Saba Petroleum, Inc..


                                 ARTICLE V

                          COVENANTS OF SABACOL

     Sabacol covenants and agrees with the Omimex Group as follows:

     5.1 Affirmative Covenants. Prior to the Closing, Sabacol will operate its business only in the usual, regular and ordinary course of business consistent with good business practices, and will use its best efforts to:
(i) preserve intact its business organization and the Sabacol Assets; (ii) maintain its properties, machinery and equipment in good operating condition and repair; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing (and will not cancel any such insurance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence prior to the Closing without the prior written consent of the Omimex Group); (iv) use its best efforts to preserve its present relationships with lending and other financial institutions, domestic and foreign Agencies, suppliers and customers; and (v) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied. Sabacol will promptly notify the Omimex Group in writing of learning of any fact, event or circumstance that is reasonably likely to have a Sabacol Material Adverse Effect.

     5.2 Negative Covenants. Prior to the Closing, Sabacol will operate its business only in the usual, regular and ordinary course of business consistent with good business practices, and will not, without the prior written consent of the Omimex Group, take any action that, or omit to take any action, the absence of which, would have a Sabacol Material Adverse Effect.

     5.3 Access to Properties and Records. Sabacol will keep the Omimex Group advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting the Omimex Group to make a full investigation of the business, properties, financial condition and investments of Sabacol during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. Sabacol will, during regular business hours and upon reasonable notice, afford to the Omimex Group and its representatives full access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments, corporate record books and stock books and personnel of Sabacol, and will permit the Omimex Group and its representatives to contact and interview Sabacol's personnel, suppliers, vendors, referral sources and any other persons that the Omimex Group shall reasonably determine to be necessary for it to make a full investigation of Sabacol's business. Sabacol will furnish to the Omimex Group all such further information concerning the business and affairs of Sabacol as the Omimex Group may reasonably request. Prior to the Closing Date, Sabacol will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from Sabacol required by this Agreement to be disclosed in writing by Sabacol to the Omimex Group promptly upon any change in the information set forth in such Schedules or other disclosures. No investigation pursuant to this Section 5.3 shall affect any representations or warranties or the conditions to the obligations of the Omimex Group to consummate the transactions contemplated hereby. In the event of the termination of this Agreement, the Omimex Group will deliver to Sabacol all documents, work papers and other material (including copies thereof) obtained by the Omimex Group or on its behalf from Sabacol as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, the Omimex Group will hold such information in confidence until such time as such information is otherwise publicly available.

     5.4 Employees of Sabacol. Sabacol shall be responsible for all claims made by its employees for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements in respect of the service of such employees prior to the Closing Date and any termination of such employees. If Sabacol terminates any such employees, ODC may, but is not obligated to, hire such terminated employees on such terms and conditions as ODC shall determine in its sole discretion.

     5.5 Approvals of Third Parties. As soon as practicable after the date hereof, Sabacol will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

     5.6 Notices. Sabacol will timely give all notices required to be given relating to the transactions contemplated hereby, including without limitation, (i) notices to employees, (ii) any notices required or requested to be given to all creditors and claimants against Sabacol and (iii) any notices required or requested to be given pursuant to applicable bulk sales laws or similar laws.

     5.7 Access to Books and Records. Sabacol agrees to provide the Omimex Group, its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of seven (7) years after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and documentation of Sabacol relating to the period prior to the Closing Date and to make available to the Omimex Group personnel of Sabacol in the Omimex Group's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the Sabacol Assets. Sabacol agrees that, for such seven (7) year period, it will preserve and keep intact all such books and records.

     5.8 No Solicitation of Offers. Until the earlier of the (i) termination of this Agreement in accordance with its terms or (ii) the consummation of the transactions contemplated hereby, except in the exercise of the good faith judgement of the board of directors of Sabacol as to the fiduciary duties to its stockholders imposed by law, on the basis of written advice given by outside counsel, Sabacol shall not, directly or indirectly, through any officer, director, stockholder, employee, representative, agent or affiliate, solicit, entertain, encourage, assist (including by way of furnishing nonpublic information) or take other action, either directly or indirectly, to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person or entity, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiries or proposals regarding (i) any merger, consolidation, sale of substantial assets or similar transactions involving Sabacol or any of its subsidiaries (other than sales of assets or inventory in the ordinary course of business), (ii) purchase of 20% or more of the outstanding shares of capital stock of Sabacol (including, without limitation, by way of a tender offer or an exchange offer) or similar transactions involving Sabacol or any of its subsidiaries, (iii) the acquisition by any person or entity of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of Sabacol or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Omimex Group hereby acknowledges that Saba and Horizontal Ventures, N.V. intend to enter into a business combination and such combination shall not constitute an Acquisition Proposal or violate this
Section 5.8.

     Sabacol shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Omimex Group) conducted currently or prior to the date of this Agreement with respect to an Acquisition Proposal.

     In the event that Sabacol receives or knows of an offer or proposal to enter negotiations relating to an Acquisition Proposal, Sabacol shall immediately notify the Omimex Group thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the principal financial terms and conditions of such offer or proposal, as the case may be.

     5.9  Bankruptcy Matters

          1. Motion for Approval. Within five (5) business days after the date hereof, Sabacol shall file a written motion (the "Motion for Approval") in a form reasonably acceptable to the Omimex Group requesting the Bankruptcy Court to approve this Agreement and to enter a written order (the "Bankruptcy Approval Order") that orders, among other things, that:

               a. The terms and conditions of this Agreement, all Exhibits, Schedules and ancillary agreements to this Agreement, including, without limitation, the Escrow Agreement, Sections 5.8 and 11.3 and the transactions contemplated hereby, are approved in accordance with the Bankruptcy Code, including 11 U.S.C. section 363(b) and (f);

               b. The Omimex Group is a good faith purchaser for value of the Sabacol Assets under 11 U.S.C. section 363(m);

               c. The Escrow Agent is authorized to make the transfers required under the Escrow Agreement and any stay imposed upon the Escrow Agent under 11 U.S.C. section 362(a) is terminated with respect to the obligations imposed under the Escrow Agreement;

               d. The Omimex Group's purchase of the Sabacol Assets be free and clear of all Encumbrances whatsoever (except for those expressly assumed herein) that pre-date the conveyance of the Sabacol Assets to ODC in accordance with 11 U.S.C. section 363(f);

               e. Any claim by the Omimex Group against Sabacol arising under the terms of this Agreement, including, without limitation, the Omimex Losses and any attorney and other fees recoverable with respect to such claims, be accorded priority status as a Chapter 11 administrative expense in the Bankruptcy Case, in accordance with 11 U.S.C. sections 503(b) and 507(a)(1);

               f. ODC assume and undertake only the Assumed Sabacol Liabilities and, if ODC makes an Assumption Election, the Assumed Tax Liability. No member of the Omimex Group shall be liable or obligated to any third party for the liabilities or obligations of Sabacol to such third party by virtue of having purchased the Sabacol Assets other than the Assumed Sabacol Liabilities and, if ODC makes on Assumption Election, the Assumed Tax Liability;

               g. Sabacol timely cure any and all defaults under the Sabacol Contracts as of the Closing Date;

               h. Sabacol assume and assign the Sabacol Contracts to the Omimex Group under 11 U.S.C. section 365;

               i.     All stipulations of the parties herein are approved; and

               j. This Agreement and the transactions contemplated hereby shall remain in full force and effect and binding on the parties hereto upon dismissal of the Bankruptcy Case.

     Sabacol shall use its reasonable best efforts to obtain, and the Omimex Group shall fully cooperate with Sabacol to obtain, (i) a hearing on the Motion for Approval (the "Approval Hearing") as soon as possible after Sabacol files the Motion for Approval or such other time to which the parties mutually agree and (ii) entry of (a) the Bankruptcy Approval Order, including, without limitation, providing notice to creditors and other parties in interest in accordance with the Bankruptcy Code and (b) an order that Sabacol may not file any voluntary petition seeking bankruptcy relief under Title 11 of the United States Code within 91 days after the Closing Date. Sabacol shall oppose the Bankruptcy Court's consideration of any Acquisition Proposal until the earlier of (i) termination of this Agreement in accordance with its terms or (ii) consummation of the transactions contemplated hereby.

          2. Notice. Sabacol shall cause notice of the Motion for Approval and any other motion or notice concerning this Agreement to be made in accordance with the Bankruptcy Code and applicable case law. The Omimex Group is permitted to cause any notice concerning this Agreement to be served upon any person or entity.

     5.10 Capital Commitments. Except with respect to the Assumed Sabacol Liabilities, Sabacol covenants and agrees that it will be liable for and will promptly pay for (i) all capital improvements to the Sabacol Assets completed prior to or in progress but unpaid at the Effective Time and (ii) all assets or properties delivered to Sabacol but unpaid at the Effective Time; provided, however, that Sabacol shall not be liable for the cost of installing any such assets or properties if they are installed after the Effective Time.

     5.11 Release of Financing Statements. Sabacol shall obtain and file in the appropriate jurisdictions termination statements properly executed by any parties holding a security interest or other Encumbrance with respect to the Sabacol Assets as identified by lien searches conducted with respect to Sabacol and the Sabacol Assets.

     5.12  Colombian Execution Procedure.

          5.12.1 Within five (5) business days after the date of this Agreement, Sabacol shall prepare, execute and deliver to Empresa Colombiana de Petroleos ("Ecopetrol") a written request for approval in principle (the "Ecopetrol Approval") of the assignment and transfer to ODC of all of Sabacol's right, title and interest in the Cocorna Association Agreement and the Nare Association Agreement, both dated on or about September 30, 1980 among Ecopetrol, Texas Petroleum Company, ODC and Sabacol, as amended (collectively, the "Association Agreements").

          5.12.2 Within five (5) business days after the later of the date of the Bankruptcy Approval Order or receipt of the Ecopetrol Approval, Sabacol and ODC shall prepare, execute and deliver to Ecopetrol assignment documents (the "Ecopetrol Assignment Documents") in which Sabacol assigns its right, title and interest in the Association Agreements to ODC.

          5.12.3 At the Closing, Sabacol and ODC shall prepare, execute and deliver to the appropriate Colombian notary public and Colombian governmental authorities the public deeds and other documents and instruments necessary to transfer all of Sabacol's right, title and interest in the Association Agreements to ODC.


                                 ARTICLE VI


                      COVENANTS OF THE OMIMEX GROUP


     Each of the Omimex Group covenants and agrees with Sabacol as follows:

     6.1 Affirmative Covenants. Prior to the Closing, OPI will operate its business only in the usual, regular and ordinary course of business consistent with good business practices, and will use its best efforts to: (i) preserve intact its business organization and the OPI Assets; (ii) maintain its properties, machinery and equipment in good operating condition and repair;
(iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such insurance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence prior to the Closing Date without the prior written consent of Sabacol); (iv) use its best efforts to preserve its present relationships with lending and other financial institutions, domestic and foreign Agencies, suppliers and customers; and (v) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied. The Omimex Group will promptly notify Sabacol in writing of learning of any fact, event or circumstance that is reasonably likely to have an OPI Material Adverse Effect.

     6.2 Negative Covenants. Prior to the Closing, OPI will operate its business only in the usual, regular and ordinary course of business consistent with good business practices, and will not, without the prior written consent of Sabacol, take any action that, or omit to take any action, the absence of which, would have an OPI Material Adverse Effect.

     6.3 Access to Properties and Records. The Omimex Group will keep Sabacol advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting Sabacol to make a full investigation of the business, properties, financial condition and investments of each of the Omimex Group during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. OPI will, during regular business hours and upon reasonable notice, afford to Sabacol and its representatives full access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments, corporate record books and stock books and personnel of OPI, and will permit Sabacol and its representatives to contact and interview OPI personnel, suppliers, vendors, referral sources and any other persons that Sabacol shall reasonably determine to be necessary for it to make a full investigation of its business. OPI will furnish to Sabacol all such further information concerning the business and affairs of OPI as Sabacol may reasonably request. Prior to the Closing Date, the Omimex Group will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from Sabacol required by this Agreement to be disclosed in writing by the Omimex Group to Sabacol promptly upon any change in the information set forth in such Schedules or other disclosures. No investigation pursuant to this Section 6.3 shall affect any representations or warranties or the conditions to the obligations of Sabacol to consummate the transactions contemplated hereby. In the event of the termination of this Agreement, Sabacol will deliver to the Omimex Group all documents, work papers and other material (including copies thereof) obtained by Sabacol or on their behalf from the Omimex Group as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Sabacol will hold such information in confidence until such time as such information is otherwise publicly available.

     6.4 Employees of Omimex Group. OPI shall be responsible for all claims made by its employees for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements in respect of the service of such employees prior to the Closing Date and any termination of such employees. If OPI terminates any such employee, Sabacol may, but is not obligated to, hire such terminated employees on such terms and conditions as Sabacol shall determine in its sole discretion.

     6.5 Approvals of Third Parties. As soon as practicable after the date hereof, each of the Omimex Group will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

     6.6 Notices. The Omimex Group will timely give all notices required to be given relating to the transactions contemplated hereby, including without limitation, (i) notices to employees, (ii) any notices required or requested to be given to all creditors and claimants against the Omimex Group and (iii) any notices required or requested to be given pursuant to applicable bulk sales laws or similar laws.

     6.7 Access to Books and Records. OPI agrees to provide Sabacol, its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of seven (7) years after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and documentation of OPI relating to the period prior to the Closing Date and to make available to Sabacol personnel of OPI in Sabacol's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the OPI Assets. OPI agrees that, for such seven-year period, it will preserve and keep intact all such books and records.

     6.8 Capital Commitments. Except with respect to Assumed OPI Liabilities, the Omimex Group covenants and agrees that it will be liable for and will promptly pay for (i) all capital improvements to the OPI Assets completed prior to or in progress but unpaid at the Effective Time and (ii) all assets or properties delivered to OPI but unpaid at the Effective Time (except the Note); provided, however, that the Omimex Group shall not be liable for the cost of installing any such assets or properties if they are installed after the Effective Time.

     6.9 Release of Financing Statements. The Omimex Group shall obtain and file in the appropriate jurisdictions termination statements properly executed by any parties holding a security interest or other Encumbrance with respect to the OPI Assets as identified by lien searches conducted with respect to OPI and the OPI Assets.

     6.10  Colombian Execution Procedure.

          6.10.1 Within five (5) business days after the later of the date of the Bankruptcy Approval Order or receipt of the Ecopetrol Approval, Sabacol and ODC shall prepare, execute and deliver to Ecopetrol the Ecopetrol Assignment Documents in which Sabacol assigns its right, title and interest in the Association Agreements to ODC.

          6.10.2 At the Closing, Sabacol and ODC shall prepare, execute and deliver to the appropriate Colombian notary public and Colombian governmental authorities the public deeds and other documents and instruments necessary to transfer all of Sabacol's right, title and interest in the Association Agreements to ODC.

          6.10.3 ODC shall fully cooperate with Sabacol in performing its covenants under Section 5.12.1.

     6.11 Dismissal of Bankruptcy Case. The Omimex Group shall not object to the dismissal of the Bankruptcy Case, which shall be without prejudice to the Omimex Group's standing or right to seek the dismissal of the Bankruptcy Case.


                                 ARTICLE VII


              CONDITIONS TO OBLIGATIONS OF THE OMIMEX GROUP


     The obligations of the Omimex Group to cause the transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Omimex Group may waive in writing:

     7.1 Representations and Warranties. All of the representations and warranties of Sabacol contained in this Agreement and in any schedule or other disclosure in writing from Sabacol shall have been true and correct when made, and shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     7.2 Covenants. All of the covenants and agreements herein on the part of Sabacol to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     7.3 Certificate. There shall be delivered to Omimex a certificate dated as of the Closing Date and signed by the Chief Executive Officer of Sabacol to the effect set forth in Sections 7.1 and 7.2, which certificate shall have the effect of a representation and warranty made by Sabacol on and as of the Closing Date.

     7.4  Certificates of Authorities.  Sabacol shall have furnished to Omimex
(i) certificates of the Secretary of State of Delaware dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the organization, existence and good standing of Sabacol, (ii) a copy, certified by the Secretary of State of Delaware as of a date not more than twenty (20) days prior to the Closing Date, of Sabacol's Certificate of Incorporation and all amendments thereto, (iii) a copy, certified by the Secretary of Sabacol, of the Bylaws of Sabacol, as amended and in effect at the Closing Date, (iv) a copy, certified by an authorized officer of Sabacol, of resolutions duly adopted by the Board of Directors of Sabacol duly authorizing the transactions contemplated in this Agreement and (v) a copy, certified by an authorized officer of Sabacol, of resolutions duly adopted by stockholders of Sabacol duly authorizing the transactions contemplated in this Agreement.

     7.5 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency, including, without limitation, the Bankruptcy Court, (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Sabacol Assets or the other transactions contemplated hereby, (ii) that could, if adversely determined, result in any Sabacol Material Adverse Effect or (iii) as a result of which, in the reasonable judgment of the Omimex Group, the Omimex Group would be deprived of the material benefits of its ownership of the Sabacol Assets.

     7.6 Satisfactory to the Omimex Group's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Locke Liddell & Sapp LLP, Dallas, Texas, counsel for the Omimex Group.

     7.7 No Material Adverse Effect. There shall not be existing at the Closing any Sabacol Material Adverse Effect. The Omimex Group shall receive a certificate from the Chief Executive Officer of Sabacol, dated as of the Closing Date and in form and substance satisfactory to the Omimex Group, as to the fulfillment of the conditions set forth in this Section 7.7.

     7.8 Consents. Sabacol shall have obtained all orders, approvals, estoppel certificates, releases or consents of third parties, including, without limitation, (i) any orders, approvals, certificates or consents deemed necessary by counsel to the Omimex Group that shall be required to consummate the transactions contemplated hereby and (ii) all required consents, authorizations, approvals and releases of Ecopetrol and DIAN to the transfer of the Sabacol Assets from Sabacol to ODC.

     7.9 Further Assurances. Sabacol shall take all such further action as may be reasonably requested by the Omimex Group in order to effectuate the consummation of the transactions contemplated by this Agreement. If the Omimex Group shall reasonably determine that any further conveyance, assignment or other document or any further action (which does not involve significant expense, except legal and notary fees) is necessary to vest in it full title to the Sabacol Assets, Sabacol shall cause the appropriate officers to execute and deliver all such instruments and take all such action as the Omimex Group may reasonably determine to be necessary.

     7.10 Bankruptcy Approval. The obligations of the parties to fulfill their respective obligations under this Agreement is contingent upon entry of the Bankruptcy Approval Order by the Bankruptcy Court.


                                 ARTICLE VIII


                    CONDITIONS TO OBLIGATIONS OF SABACOL


     The obligations of Sabacol to cause the transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Sabacol may waive in writing:

     8.1 Representations and Warranties of Omimex Group. All of the representations and warranties of the Omimex Group contained in this Agreement and in any schedule or other disclosure in writing from the Omimex Group shall have been true and correct when made, and shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     8.2 Covenants of Omimex Group. All of the covenants and agreements herein on the part of the Omimex Group to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     8.3 Certificate. There shall be delivered to Sabacol a certificate dated as of the Closing Date and signed by the President or a Vice President of each of the Omimex Group to the effect set forth in Sections 8.1 and 8.2, which certificate shall have the effect of a representation and warranty made by each of the Omimex Group on and as of the Closing Date.

     8.4 Certificates of Authorities. Each of the Omimex Group shall have furnished to Sabacol (i) certificates of the Secretaries of State of Delaware and Colorado, each dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the organization, existence and good standing of each of the Omimex Group, (ii) a copy, certified by the Secretaries of State of Delaware and Colorado as of a date not more than twenty (20) days prior to the Closing Date, of each of the Omimex Group's Certificate of Incorporation and all amendments thereto, (iii) a copy, certified by the Secretary of each of the Omimex Group, of the Bylaws of each of the Omimex Group, as amended and in effect at the Closing Date and (iv) a copy, certified by an authorized officer of each of the Omimex Group, of resolutions duly adopted by the Board of Directors of each of the Omimex Group duly authorizing the transactions contemplated in this Agreement.

     8.5 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency,
(i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the OPI Assets or the other transactions contemplated hereby, (ii) that could, if adversely determined, result in any OPI Material Adverse Effect or (iii) as a result of which, in the reasonable judgment of Sabacol, Sabacol would be deprived of the material benefits of its ownership of the OPI Assets.

     8.6 Satisfactory to Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Ballard Spahr Andrews & Ingersoll, LLP and Michaelson Susi & Michaelson, counsel for Sabacol.

     8.7 No Material Adverse Effect. There shall not be existing at the Closing any OPI Material Adverse Effect. Sabacol shall receive a certificate from the Chief Executive Officer of OPI, dated as of the Closing Date and in form and substance satisfactory to Sabacol, as to the fulfillment of the conditions set forth in this Section 8.7.

     8.8 Consents. The Omimex Group shall have obtained all orders, approvals, estoppel certificates or consents of third parties, including, without limitation, (i) the consent of Bank One, Texas, National Association to the transfer of the OPI Assets to Sabacol and the release of any liens of such bank on the OPI Assets and (ii) any orders, approvals, certificates or consents deemed necessary by counsel to Sabacol that shall be required to consummate the transactions contemplated hereby.

     8.9 Further Assurances. The Omimex Group shall take all such further action as may be reasonably requested by Sabacol in order to effectuate the consummation of the transactions contemplated by this Agreement. If Sabacol shall reasonably determine that any further conveyance, assignment or other document or any further action (which does not involve significant expense, except legal and notary fees) is necessary to vest in Sabacol full title to the OPI Assets, each of the Omimex Group shall cause the appropriate officers to execute and deliver all such instruments and take all such action as Sabacol may reasonably determine to be necessary.

     8.10 Bankruptcy Approval. The obligations of the parties to fulfill their respective obligations under this Agreement is contingent upon entry of the Bankruptcy Approval Order by the Bankruptcy Court .


                                 ARTICLE IX


                                  CLOSING


     9.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Locke Liddell & Sapp LLP, in Dallas, Texas, or such other place as mutually agreed to by the parties, at 10:00 a.m., Dallas, Texas time, no later than five (5) business days after Sabacol and ODC receive fully executed copies of the Ecopetrol Assignment Documents, or such other date as the parties may mutually agree upon (the "Closing Date").

     9.2 Performance by Sabacol. At the Closing, concurrently with performance by the Omimex Group of its obligations to be performed at the
Closing:

          1. Conveyances. Sabacol shall execute and deliver to ODC, in form and substance acceptable to the Omimex Group and its counsel (i) special warranty deeds (or its equivalent in Colombia) conveying to ODC all of the Sabacol Real Property and any improvements thereon (subject to the matters listed in Schedule 3.2) and (ii) such bills of sale, motor vehicle titles, assignments, endorsements, licenses and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in ODC all of Sabacol's right, title and interest in and to the Sabacol Personal Property and to carry out the intent of this Agreement, including, without limitation, all documents and instruments necessary and effective to notarize, register and otherwise fully effect the transfer of the Sabacol Assets to ODC, including, without limitation, powers of attorney. If requested by the Omimex Group, such documents shall be in a form suitable for recording.

          2. Records. Sabacol shall deliver to the Omimex Group all documents, agreements, reports, books, records and accounts pertaining specifically to the Sabacol Assets that are in Saba's or Sabacol's possession.

          3. Certificates. Sabacol shall execute and deliver to the Omimex Group the certificates referred to in Sections 7.3 and 7.7.

          4. Certificates of Authorities. Sabacol shall deliver to the Omimex Group the certificates of authorities referred to in Section 7.4.

          5. Consents. Sabacol shall deliver to the Omimex Group the consents and approvals required by Section 7.8.

          6. Assumption Agreement. Sabacol shall execute and deliver to the Omimex Group such documents as shall be necessary and effective to assume the Assumed OPI Liabilities.

          7. Escrow Agreement. Sabacol shall execute and deliver the Escrow Agreement to the Omimex Group.

          8. Escrow Payments. Sabacol shall deliver to the Escrow Agent for deposit into the Escrow Account cash in an amount equal to (i) the Unassumed Tax Liability and (ii) the amount necessary to fully pay and discharge the Schedule 3.17 Debt, less the Positive Initial Settlement Amount, if any. If the Positive Initial Settlement Amount exceeds the aggregate amount of the Unassumed Tax Liability and Schedule 3.17 Debt, then Sabacol shall not make any deposit to the Escrow Account.

          9. Negative Initial Settlement Amount. If the initial adjustment to the Purchase Price results in a Negative Initial Settlement Amount, Sabacol shall deliver to ODC cash in an amount equal to the Negative Initial Settlement Amount.

     9.3 Performance by Omimex Group. At the Closing, concurrently with the performance by Sabacol of its obligations to be performed at the Closing::

          1. Conveyances. Each of the Omimex Group shall execute and deliver to Sabacol, in form and substance acceptable to Sabacol (i) special warranty deeds and or assignments conveying to Sabacol all of the OPI Real Property and any improvements thereon (subject to the matters listed in Schedule 4.2) and (ii) such bills of sale, motor vehicle titles, assignments, endorsements, licenses and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in Sabacol all of OPI's right, title and interests in and to the OPI Personal Property and the Sabacol Indebtedness and to carry out the intent of this Agreement. If requested by Sabacol, such documents shall be in a form suitable for recording.

          2. Records. Each of the Omimex Group shall deliver to Sabacol all documents, agreements, reports, books, records and accounts pertaining specifically to the OPI Assets that are its possession.

          3. Certificates. Each of the Omimex Group shall execute and deliver to Sabacol the certificates referred to in Sections 8.3 and 8.7.

          4. Certificates of Authorities. Each of the Omimex Group shall deliver to Sabacol the certificates of authorities referred to in Section 8.4.

          5. Consents. The Omimex Group shall deliver to Sabacol the consents and approvals required by Section 8.8.

          6. Assumption Agreement. ODC shall execute and deliver to Sabacol such documents as shall be necessary and effective to assume the Assumed Sabacol Liabilities.

          7. Escrow Agreement. The Omimex Group shall execute and deliver the Escrow Agreement to Sabacol.

          8. Escrow Payments. ODC shall deliver to the Escrow Agent for deposit into the Escrow Account cash in an amount equal to (i) if ODC makes a Cash Election, the Assumed Tax Liability and (ii) if the initial adjustment to the Purchase Price results in a Positive Initial Settlement Amount, the Positive Initial Settlement Amount.

     9.4 Prorations; Other Instruments. In addition to the foregoing, the Omimex Group and Sabacol agree as follows:

          1. Taxes and Utilities. Real estate and personal property taxes for the current year and utility charges for the billing periods shall be apportioned pro rata among Omimex and Sabacol as of the Effective Time. If the amount of real estate and personal property taxes for the current year and the amount of utility charges for the billing periods are not ascertainable on the Closing Date, such taxes and utility charges shall be apportioned based on the immediately preceding tax year and billing periods; provided, however, that such taxes and utility charges shall be reapportioned based on actual taxes and charges promptly after such amounts are ascertained.

          2. Further Action by Sabacol. At any time and from time to time, at or after the Closing, upon request of the Omimex Group, Sabacol shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required without unreasonable expense (except legal and notary fees) in order to evidence, vest in and confirm to the Omimex Group the full and complete title to, possession of, and the right to use and enjoy, the Sabacol Assets.

          3. Further Action by the Omimex Group. At any time and from time to time, at or after the Closing, upon request of Sabacol, the Omimex Group shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required without unreasonable expense (except legal and notary fees) in order to evidence, vest in and confirm to Sabacol the full and complete title to, possession of, and the right to use and enjoy, the OPI Assets.


                                 ARTICLE X


                      SURVIVAL AND INDEMNIFICATION


     10.1  Survival of Covenants, Agreements, Representations and Warranties.

          1. Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms.

          2. Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period beginning at the Effective Time and ending on the later of May 31, 2000 or the first anniversary of the Closing Date, except that (a) the representations and warranties contained in
Section 3.10 and Section 4.10 hereof shall survive until the earlier of (i) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (ii) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom and (b) the representations and warranties contained in Sections 3.1, 3.2, 4.1 and 4.2 shall survive indefinitely.

          3. Claims Made Prior to Expiration. Notwithstanding the foregoing survival periods set forth in this Section 10.1, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party, in accordance with Sections 10.6 and 12.9 hereof prior to the expiration of the applicable survival period.

     10.2 Omimex Group's Losses. Sabacol agrees to indemnify and hold harmless each of the Omimex Group and their respective directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Sabacol's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (collectively, as "Omimex's Losses") suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Sabacol in or pursuant to this Agreement (including any schedule or exhibit to this Agreement or any certificate delivered pursuant hereto) being untrue or incorrect in any material respect; (ii) any liability arising from or with respect to the Assumed OPI Liabilities; (iii) any failure by Sabacol to observe or perform its covenants and agreements set forth in this Agreement;
(iv) any failure by Sabacol to satisfy and discharge any liability or obligation not expressly assumed by the Omimex Group pursuant to this Agreement; or (v) any derivative stockholder action or similar claim asserted by a stockholder of Sabacol related to the transactions contemplated hereby.

     10.3 Employee Compensation and Benefits. Sabacol agrees to indemnify and hold each of the Omimex Group and their respective directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees of Sabacol, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to Sabacol prior to the Closing Date or injury or sickness occurring prior to the Closing Date (collectively, "Sabacol Employee Claims").

     10.4  Sabacol's Losses.   Each of the Omimex Group, jointly and
severally, agrees to indemnify and hold harmless Sabacol and its directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with the Omimex Group's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (collectively as "Sabacol's Losses") suffered, sustained, incurred or required to be paid by Sabacol by reason of (i) any representation or warranty made by any of the Omimex Group in or pursuant to this Agreement (including any schedule or exhibit to this Agreement or any certificate delivered pursuant hereto) being untrue or incorrect in any material respect (ii) any liability arising from or with respect to the Assumed Sabacol Liabilities; (iii) any failure by any of the Omimex Group to observe or perform its covenants and agreements set forth in this Agreement; or (iv) any failure by OPI to satisfy and discharge any other liability or obligation not expressly assumed by Sabacol pursuant to this Agreement.

     10.5 Employee Compensation and Benefits. Each of the Omimex Group, jointly and severally, agrees to indemnify and hold Sabacol and its directors, officers, employees, representatives, agents and attorneys harmless from and against any and all claims made by employees of OPI, regardless of when made, for wages, salaries, bonuses, pension, workmen's compensation, medical insurance, disability, vacation, severance, pay in lieu of notice, sick benefits or other compensation or benefit arrangements to the extent the same are based on employment service rendered to OPI to the Closing Date or injury or sickness occurring prior to the Closing Date (collectively, "Omimex Employee Claims").

     10.6 Notice of Loss. Except to the extent set forth in the next sentence, a party to this Agreement shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the claim for indemnification which is asserted has been given to the Indemnifying Party (as hereafter defined) and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as hereafter defined) is given notice of the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article 10, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Omimex's Losses and Sabacol Employee Claims, Sabacol shall be the Indemnifying Party and each of the Omimex Group shall be the Indemnified Party. With respect to Sabacol's Losses and Omimex Employee Claims, each of the Omimex Group shall be the Indemnifying Party and Sabacol shall be the Indemnified Party.

     10.7 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if
(i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

     10.8  Cooperation.

          1. Each of the Omimex Group and Sabacol and each of their respective affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

          2. All non-public information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such information, be disclosed by the other party in any manner whatsoever, in whole or in part, and shall not be used for any purposes, other than in connection with the transactions contemplated hereby. In no event shall either party or any of its representatives use such information to the detriment of the other party.

          3. The confidentiality obligations of Section 10.8.2 shall not apply to information:

               (i) which is required to be disclosed by judicial or administrative process or order, or by other requirements of law;

               (ii) which is or becomes generally available to the public other than as a result of a breach of this Section;

               (iii) which is received from a party or parties unaffiliated with either party, as the case may be, who obtained such information other than under an obligation of confidentiality;

               (iv) which either party discloses on a nonconfidential basis or otherwise makes available to the general public or the trade;

               (v) which Sabacol uses in connection with operating the OPI Assets after the Effective Time; or

               (vi) which any of the Omimex Group uses in connection with operating the Sabacol Assets after the Effective Time.

          4. Each of Sabacol and the Omimex Group will cooperate and use its reasonable efforts to have the present officers, directors and employees thereof cooperate with the other party on and after the Closing Date in (i) effecting the transactions contemplated hereby and (ii) furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Effective Time.


                                 ARTICLE XI


                                TERMINATION


     11.1 Termination. This Agreement may be terminated and abandoned at any time on or prior to the Closing Date:

          1.     By mutual written consent of the parties;

          2. By any of the Omimex Group in writing if any of the material conditions to the obligations of the Omimex Group contained herein shall not have been satisfied or, if unsatisfied, waived by the Omimex Group as of the Closing Date;

          3. By Sabacol in writing if any of the material conditions to the obligations of Sabacol contained herein shall not have been satisfied or, if unsatisfied, waived by Sabacol as of the Closing Date; or

          4. By either the Omimex Group or Sabacol in writing if the Closing shall not have occurred by June 30, 1999 (provided that the right to terminate this Agreement under this Section 11.1.4 shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of Closing to occur on or before such date and such action or failure constitutes a breach of this Agreement.

     11.2 No Further Force or Effect. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 11.1, this Agreement shall be of no further force or effect, except for Sections 5.4, 6.4, 10.8 and 12.1, which shall not be affected by termination of this Agreement.

     11.3 Topping Fee. In the event that the Board of Directors of Sabacol approves an Acquisition Proposal or an Acquisition Proposal is consummated, Sabacol shall pay to the Omimex Group (by wire transfer or cashier's check of immediately available funds) within one business day, the amount of reasonable costs and expenses of the Omimex Group, including, without limitation, reasonable attorney fees, in negotiating, executing and performing this Agreement.


                                 ARTICLE XII


                               MISCELLANEOUS


     12.1 Expenses. Except as otherwise expressly provided herein, Sabacol and the Omimex Group shall each pay their own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions be consummated. Sabacol shall prepare the documents necessary to transfer of the OPI Assets to Sabacol, ODC shall prepare the documents necessary to transfer of the Sabacol Assets to ODC and the parties shall equally share the notary and registration costs and expenses of transferring the OPI Assets and Sabacol Assets hereunder.

     12.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     12.3  Publicity.   Except as otherwise required by law, no party hereto
shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed.

     12.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of all of the parties hereto. For purposes of this Agreement, assignment shall include the merger, consolidation or other consolidation of any of the parties hereto or the sale or transfer of a majority of the equity or beneficial ownership interests of a party hereto or more than thirty percent (30%) of the assets of a party hereto. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective permitted successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

     12.5 Counterparts; Translation. This Agreement may be executed in one or more counterparts by person or by facsimile, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Agreement may be translated into the Spanish language, but in the event of any conflict between the terms in the English and Spanish versions, the terms in the English version shall govern.

     12.6 Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     12.7 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

     12.8 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all of the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     12.9 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party or (c) telecopying the same with electronic confirmation of receipt:

          (i)     If to Sabacol:  Sabacol, Inc.
                                  3201 Airpark Drive, Suite 201
                                  Santa Maria, California 93455
                                  Attention:Randeep Grewal
                                  Telecopy No. (805) 347-1072

          With copies to:         Ballard Spahr Andrews & Ingersoll, LLP
                                  1225 17th Street, Suite 2300
                                  Denver, Colorado 80202-5596
                                  Attention:Andrew Pidcock, Esq.
                                  Telecopy No. (303-296-3956


          (ii)     If to the:     Omimex Resources, Inc.
                   Omimex Group   5608 Malvey, Penthouse Suite
                                  Fort Worth, Texas 76107
                                  Attention:Clark Storms, Esq.
                                  Telecopy Number: (817) 735-8033

          with copies to:         Locke Liddell & Sapp LLP
                                  2200 Ross Avenue, Suite 2200
                                  Dallas, Texas 75201
                                  Attention:Jim Hallmark, Esq.
                                  Telecopy Number:  (214) 740-8800


or at such other address or counsel as any party hereto shall specify pursuant to this Section 12.9 from time to time.

     12.10 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA EXCEPT THAT THE LAW OF THE STATE OR COUNTRY IN WHICH ANY REAL PROPERTY TRANSFERRED HEREUNDER IS LOCATED SHALL GOVERN WITH RESPECT TO TITLE THERETO. THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT SHALL BE BROUGHT IN (I) THE BANKRUPTCY COURT, IF THE BANKRUPTCY CASE IS STILL PENDING, OR (II) THE FEDERAL AND STATE COURTS IN AND OF THE STATE OF CALIFORNIA, IF THE BANKRUPTCY CASE IS NO LONGER PENDING, AND ACKNOWLEDGE THAT THEY WILL ACCEPT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL OR THE EQUIVALENT DIRECTED TO THEIR LAST KNOWN ADDRESS AS DETERMINED BY THE OTHER PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY WHATEVER OTHER MEANS ARE PERMITTED BY SUCH COURTS. THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT SAID COURTS HAVE EXCLUSIVE JURISDICTION OVER ANY SUCH DISPUTE OR CONTROVERSY, AND THAT THEY HEREBY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR VENUE IN THESE COURTS OR THAT SUCH COURTS ARE AN INCONVENIENT FORUM. ALL REMEDIES AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE SHALL BE CUMULATIVE AND MAY BE ENFORCED CONCURRENTLY OR FROM TIME TO TIME AND, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, THE ELECTION OF ANY REMEDY OR REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO PURSUE ANY OTHER AVAILABLE REMEDIES.

     12.11  Time.  Time is of the essence with respect to this Agreement.

     12.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     12.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     12.14 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts by its duly authorized representative all as of the date first above written.



                                    SABACOL, INC.


                                    By:
                                         Randeep S. Grewal
                                         Chief Executive Officer



                                    OMIMEX RESOURCES, INC.


                                    By:
                                         Naresh Vashisht
                                         President



                                    OMIMEX INTERNATIONAL COPRORATION


                                    By:
                                         Naresh Vashisht
                                         President



                                    OMIMEX DE COLOMBIA, LTD.


                                    By:
                                         Naresh Vashisht
                                         President



                          ASSET PURCHASE AGREEMENT

                      List of Schedules and Exhibits


SCHEDULES

1.1.1.1        Sabacol Real Property
1.1.1.2        Sabacol Personal Property
1.2.1.1        OPI Real Property
1.2.1.2        OPI Personal Property
1.3.1          Assumed Sabacol Liabilities
1.3.2          Assumed OPI Liabilities
2.2.1          Unassumed Tax Liability
2.3            Allocation of Purchase Price
2.4            Reserve Reports
2.4.1          Reserve Projection of Sabacol Assets
2.4.2          Reserve Projection of OPI Assets
2.7            Dispute Resolution Procedure
2.8            Belridge Property
3.2            Title
3.3            Compliance
3.4            Contracts
3.5            Contract Defaults
3.6            Litigation
3.8            Consents
3.9            Insurance
3.17           Sabacol Debt
4.2            Title
4.3            Compliance
4.4            Contracts
4.5            Contract Defaults
4.6            Litigation
4.8            Consents
4.9            Insurance


EXHIBITS

A              Escrow Agreement